EXHIBIT 5


                                                    May 5, 1995



Fleet Financial Group, Inc.
50 Kennedy Plaza
Providence, RI  02903

   Re:  Fleet Financial Group, Inc.
        1995 FMG Merger Stock Option Plan

Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on May 5, 1995 in connection with the registration under the Securities Act of 1933, as amended, of up to 104,737 additional shares of the Company's Common Stock, $1 par value (the "Common Stock"), and up to 104,737 additional preferred share purchase rights (the "Rights"), to be issued pursuant to stock options to be granted under the Company's 1995 FMG Merger Stock Option Plan (the "Plan").

   We have served as counsel for the Company and, as such, have assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

        1.   The Restated Articles of Incorporation of the
             Company as they currently exist;

        2.   The By-laws of the Company;

        3.   The Plan;

        4. All corporate minutes and proceedings of the Company relating to the Plan and the issuance of the Common Stock and the Rights being registered under the Registration Statement; and

        5.   The specimen certificate of the Common Stock.


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Fleet Financial Group, Inc.
May 5, 1995
Page Two



   We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock and Rights. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

   We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

   Based upon such examination, it is our opinion that the Common Stock and the Rights being registered by the Registration Statement, when issued as contemplated by the Plan, assuming due execution of the Common Stock certificates therefor, will be validly issued, fully paid and non-assessable.

   V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, Fleet Bank, National
Association and Fleet Bank of Massachusetts, National
Association, subsidiaries of the Company, and beneficially owns
4,052 shares of Common Stock.

   We hereby consent to the use of our name in and the use of this opinion in connection with the Registration Statement and all amendments thereto.

                               Very truly yours,

                               EDWARDS & ANGELL


                               By:
                                   V. Duncan Johnson
                                        Partner